Exhibit 3.5

SCHLUMBERGER ELECTRICITY, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Schlumberger Electricity, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. Article FIRST of the Certificate of Incorporation of the corporation is amended in its entirety to read as follows:

The name of the corporation is Itron Electricity Metering, Inc.

2. The amendment was duly proposed and declared advisable by the corporation’s Board of Directors and adopted by the corporation’s stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. The amendment does not provide for any exchange, reclassification or cancellation of issued shares.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 2nd day of July, 2004.

SCHLUMBERGER ELECTRICITY, INC.

By	/s/ David G. Remington
David G. Remington
Vice President and Treasurer